CONFIDENTIAL

                                                                    EXHIBIT 10.3

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED AS *. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                  DISTRIBUTION
                                       AND
                        MANUFACTURING SERVICES AGREEMENT
                                     BETWEEN
                                    LEVPHARMA
                                       AND
                                     SANQUIN


THIS AGREEMENT (the "AGREEMENT") is entered into effective as of 16 January 2004, (the "Effective Date") by and between LEV PHARMACEUTICALS, INC., a corporation formed under the laws of the state of Delaware, having an address at 236 Old Lancaster Road, Merion Station, Pennsylvania 19066 ("LEVPHARMA") and the SANQUIN BLOOD SUPPLY FOUNDATION, a not-for-profit organization formed under the laws of The Netherlands, having an address at Plesmanlaan 125, 1066 CX, Amsterdam, The Netherlands, acting for the purposes of the AGREEMENT through its Plasma Products Division, ("SANQUIN") (collectively, the "Parties").


                              W I T N E S S E T H :

      WHEREAS, LEVPHARMA wants to develop the market for C1 Esterase Inhibitor in the USA and certain other countries and, as a consequence, requires manufacturing for clinical trial requirements and commercial sale of a C1 Esterase Inhibitor product (the "Product"); and

      WHEREAS, LEVPHARMA seeks to obtain a distribution license from an established manufacturer of the Product for countries in which LEVPHARMA shall obtain the necessary governmental and/or regulatory authorizations to market the Product; and

      WHEREAS, SANQUIN has proprietary know-how concerning the manufacture and marketing for clinical applications in humans of a C1 Esterase Inhibitor containing product, marketed in The Netherlands and certain other countries under the brand name Cetor(R); and

      WHEREAS, SANQUIN has full right and title in the Technology and facilities used to manufacture the Product; and

      WHEREAS, SANQUIN possesses suitable drug substance manufacturing facilities and a process to manufacture the Product required by LEVPHARMA, and will use its best efforts to manufacture the Product in a timely manner according to the Specifications and in accordance with current Good Manufacturing Practices (cGMPs) and the terms of this Agreement; and

      WHEREAS, SANQUIN is willing to invest in up-grading its facilities to meet FDA-requirements at SANQUIN's cost; and

      WHEREAS, SANQUIN is willing to grant to LEVPHARMA the right to apply for registration in certain countries, including the USA, at LEVPHARMA's cost;

      NOW THEREFORE, in consideration of the foregoing premises, which are incorporated into and made a part of this Agreement, and of the mutual covenants which are recited herein, the Parties agree as follows:

                             ARTICLE I - DEFINITIONS

1.1 "PRODUCT" shall mean C1 esterase inhibitor derived from human plasma as manufactured by SANQUIN or its subsidiaries on behalf of LEVPHARMA.

1.2 "CLINICAL STUDY" shall mean the Phase III study performed to obtain Registration of the Product for Hereditary Angioedema in the US.

1.3 "APPROVAL DATE" as applied to each Batch, shall mean the date on which SANQUIN's Qualified Person approves the related Batch records and releases the Product for delivery.

1.4 "BATCH" shall mean all material intended to have uniform character and quality that is produced from a single manufacturing procedure in accordance with established parameters and according to a single manufacturing order during that same cycle of manufacture.

1.5 "MASTER BATCH RECORD" shall mean the criteria, methodology, manufacturing Process, Specifications and formulae for the Product, which includes the identity and quantities of the Raw Materials and other components, as such may be amended by mutual agreement of the Parties from time to time.

1.6 "PROCESSING," "PROCESS," and "PROCESSED" shall have comparable meanings and shall mean the act of manufacturing and inspecting Product in accordance with the Master Batch Record and specified procedures.

1.7 "PURCHASE ORDER" shall mean the document originated by LEVPHARMA which sets forth the quantities of Product ordered and delivery dates mutually agreed to by the Parties.


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

1.8 "RAW MATERIALS" shall mean the plasma, excipients and associated manufacturing components, all of which are utilized in Processing. The plasma used to manufacture the Product or any component thereof shall at all times be obtained from US licensed collection centers.

1.9 "REGULATORY AUTHORITIES" shall mean the FDA and all other governmental or regulatory authorities having jurisdiction over the manufacture and commercial sale of any Product.

1.10 "TECHNOLOGY" shall mean all the technical information, whether tangible or intangible, including (without limitation) any and all data, techniques, discoveries, inventions, Processes, formulations, know-how, patents (including any divisional, continuation, extension, reissue, reexamination certificate, or renewal patents), patent applications, inventor certificates, trade secrets, methods of production and other proprietary information, that SANQUIN has rights to (as either owner, licensee or sublicensee), or may hereafter obtain rights to, relating to the Product.

1.11 "WORKING BATCH RECORD" shall mean the record, for each Batch, of the criteria, methodology, manufacturing Process, Specifications and formulae for the Product, which includes the identity and quantities of the Raw Materials and other components, as set forth in the Master Batch Record, and serves as the official documentation of that specific manufacturing process as it was performed for each lot.

1.12 "cGMP" shall mean current Good Manufacturing Practice as defined in Parts 210 and 211 of Title 21 of the U.S. Code of Federal Regulations, as may be amended from time to time, or any successor thereto.

1.13 "MANUFACTURING STANDARDS" shall mean, with respect to the Product, good manufacturing practice as required by the Dutch authorities in order to be in conformity with EU standards and such additional manufacturing Specifications or standards as may be established by mutual agreement of LEVPHARMA and SANQUIN from time to time and as more fully described in Sections 4.1(d) and (e).

1.14 "TERRITORY" shall mean all countries in North, Central and South America with the exception of the Dutch Overseas Territories, Argentina, and Brazil. The Territory may be expanded in accordance with the provisions in Sections 2.1 and/or 2.2(a) of this Agreement.

1.15 "REGISTRATION" shall mean, with respect to each country in the Territory, approval of the Registration Application for any Product filed in such country, including, where applicable outside of the United States, pricing or reimbursement approval by the Regulatory Authority in such country.


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

1.16 "REGISTRATION APPLICATION" shall mean a Biologics License
Application under the United States Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder, or a comparable filing for Registration in any other country in the Territory.

1.17 "REGULATORY FILING" shall mean any document required to be filed under the United States Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder, or any such comparable filing in any other country.

1.18 "SPECIFICATIONS" shall mean, with respect to the Product, the Specifications for Processing the Product as agreed upon by LEVPHARMA and SANQUIN, in consideration of the regulatory requirements in each country, as may be amended from time to time and as more fully described in Sections 4.1(d) and
(e).

1.19 "CALENDAR QUARTER" shall mean the periods ending on March 31, June 30, September 30 and December 31 of each year.

1.20 "CALENDAR YEAR" shall mean the period beginning on January 1 and ending on December 31 of each year.

1.21 "AFFILIATE" shall mean, as to any person or entity, any other person or entity which directly or indirectly controls, is controlled by, or is under common control with such other person or entity and it shall include subsidiaries. For purposes of the preceding definition, "control" means the right to control, or actual control of, the management of such other entity, whether by ownership of voting securities, by agreement, or otherwise.

1.22 "QUALIFIED PERSON" shall mean any person who possesses the skills, experience, education, and authority to perform a task or job described in this Agreement.

1.23 "REGULATORY APPROVAL" shall mean all approvals, licenses, registrations and authorizations of all governmental agencies in a country necessary for the manufacture, use, offer for sale, sale or import of the Product in the applicable country.

1.24 "EUROPEAN UNION" shall mean all the members of the European Union as of December 31, 2004.

1.25 "HANDLING SPECIFICATIONS" shall mean the Specifications for the handling, the storage, the use, the transport and the general possession of the Product by LEVPHARMA, in accordance with the specifications and standards defined and specified in the Quality Agreement, which shall remain attached to this Agreement as Exhibit 1, and this for the entire period the Product is in possession and under the responsibility of LEVPHARMA, i.e. as from the time the Product is shipped by SANQUIN "F.O.B., Amsterdam", in accordance with LEVPHARMA's written instructions as detailed on the Purchase Order as defined in section 4.4 of the Agreement, until such time the Product has been successfully distributed, marketed, offered for sale, sold and/or imported by LEVPHARMA to a third party, user of the Product.


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

1.26 "EFFECTIVE DATE" shall mean the date put in writing on the first page of this Agreement, upon execution of this Agreement on behalf of both Parties.

1.27 "CLINICAL DEVELOPMENT PLAN" shall mean plan to collect necessary data to support licensure in the US.

1.28 "COMPETITOR" shall mean current manufacturer and/or distributor of C1 Esterase Inhibitor and/or any product marketed for the same clinical indications as C1 Esterase Inhibitor.

                          ARTICLE II - GRANT OF RIGHTS

2.1 LEVPHARMA Rights. SANQUIN owns certain Technology and facilities to manufacture the Product. Upon execution of this Agreement, SANQUIN agrees to use the Technology to manufacture the Product for LEVPHARMA subject to the terms and conditions set forth in this Agreement. LEVPHARMA shall have and SANQUIN hereby grants to LEVPHARMA the exclusive right to distribute, market, offer for sale, sell, import and promote the Product in the Territory and the first right of refusal to distribute, market, offer for sale, sell, import and promote the Product in the rest of the world outside of the EU as outlined below, which shall become exercisable upon market introduction of the Product in the US.

In the event that SANQUIN is either approached by or approaches a third party to distribute, market, offer for sale, sell, import and promote the Product in a country or territory outside the Territory and the EU, SANQUIN shall provide LEVPHARMA with notice of such interest, and shall allow LEVPHARMA thirty (30) days to either accept or reject the right to distribute, market, offer for sale, sell, import and promote the Product in such country or territory.

            (i) Should LEVPHARMA accept the right, then LEVPHARMA shall have 120 days to draft a plan to develop the Product in such country or territory, including timelines, regulatory requirements (including, but not limited to, plasma source and testing requirements) and sales volumes. The Parties agree that all other terms of this Agreement shall apply to any such expansion of the Territory. Upon LEVPHARMA submitting such a proposal, the Parties shall negotiate in good faith to reach an agreement within 30 days. The Parties agree that all meetings to discuss the expansion of the Territory shall be held in the US.

            (ii) Should LEVPHARMA reject the right then SANQUIN shall be free to grant the right to distribute, market, offer for sale, sell, import and promote the Product in said country or territory to a third party.

            (iii) Should SANQUIN and LEVPHARMA not reach an agreement regarding the proposal made by LEVPHARMA as under (i) above, then SANQUIN shall be free to grant the right to said country or territory to a third party, but only on terms not less favorable to SANQUIN than those contained in the LEVPHARMA proposal.

2.2 SANQUIN Rights.

(a) SANQUIN shall retain all rights to develop, distribute, market, offer for sale, sell, import and promote the Product in the EU. Should SANQUIN decide not to obtain and/or maintain a marketing authorization in certain EU countries by the time LEVPHARMA has successfully introduced the Product in the markets in the U.S.A. , then the Parties agree to negotiate in good faith the expansion of the Territory to include such EU countries where SANQUIN has not obtained and/or is not pursuing a marketing authorization. The Parties agree that all other terms of this Agreement shall apply to any such expansion of the Territory.

(b) SANQUIN shall have the following rights to acquire LEVPHARMA-owned Registration(s) and/or Registration Application(s) for the Product and any LEVPHARMA-owned authorization(s) to market the Product, in accordance with the applicable regulations including but not limited to the FDA regulations, in the following circumstances and according to the terms and conditions agreed to by the Parties at such time:

            i) In the event that LEVPHARMA ceases to distribute the Product in any country of the Territory where LEVPHARMA holds a valid Registration for the Product, SANQUIN shall have the first right of refusal to acquire LEVPHARMA-owned Registration(s) and/or Registration Application(s) for the Product and any LEVPHARMA-owned authorization(s) to market the Product. The parties shall negotiate in good faith to set the terms of such a transfer;

            ii) In the event that LEVPHARMA files for bankruptcy under either Chapter 7 or Chapter 11 of the US Federal Bankruptcy Code, SANQUIN shall have the right to immediately assume all LEVPHARMA interests in the Registration(s) and/or Registration Application(s) for the Product.

Notwithstanding the above and in accordance with paragraph 1.10 of the Agreement, SANQUIN is and remains at all time the exclusive owner of the rights to the Technology. LEVPHARMA has no right with respect to the Technology other than those expressly granted under this Agreement, and subject to the terms hereof.


                        ARTICLE III - REGULATORY MATTERS

3.1 In General.

In connection with performing their obligations pursuant to this Agreement, LEVPHARMA and SANQUIN shall use all commercially reasonable efforts to perform such responsibilities diligently, with the objective of maximizing the sales potential of the Product and promoting the therapeutic profile and benefits of the Product in the most commercially beneficial manner. Without limiting the generality of the foregoing, each such Party shall:

            (i) collaborate and cooperate in the preparation and filing of all Regulatory Filings and all other aspects necessary to implement this Agreement;


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

            (ii) use commercially reasonable efforts to perform the work set out for such Party to perform in this Agreement;

            (iii) conduct all work pursuant to this Agreement in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable cGMP, good laboratory practice and current good clinical practice to attempt to achieve the objectives of this Agreement efficiently and expeditiously; and

            (iv) maintain records, in sufficient detail and in good scientific manner, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in connection with the Product in the form required under all applicable laws and regulations.

3.2 Pre-approval.

(a) The Parties shall collaborate and cooperate in the preparation and filing of all Regulatory Filings. LEVPHARMA shall be the party primarily responsible for conducting the Clinical Study and all regulatory matters necessary to support, prepare and file any Regulatory Filing. LEVPHARMA shall be the party primarily responsible for preparing all Regulatory Applications necessary or desirable to register the Product. LEVPHARMA shall be responsible for filing all Regulatory Applications and, thereafter, to conduct all communications with the Regulatory Authorities during the registration process. However, LEVPHARMA shall consult extensively with SANQUIN and submit the protocol for the Clinical Study and all documents related to such Regulatory Applications to SANQUIN for review before submitting those to Regulatory Authorities. SANQUIN shall provide all technical data and support necessary to assist LEVPHARMA to prepare such Regulatory Applications. LEVPHARMA shall keep SANQUIN informed as to the status of all efforts related to the regulatory and clinical trial process. Such information shall comprise, but not be limited to, providing SANQUIN with copies of all correspondence received from Regulatory Authorities as well as providing SANQUIN with the opportunity to review any revisions to any filings with Regulatory Authorities during their preparation. LEVPHARMA shall confer with SANQUIN regarding the preparation of such filings and the registration process. LEVPHARMA shall, where practicable, discuss with Sanquin any commitments to Regulatory Authorities prior to agreeing to them. Any commitments made by LEVPHARMA which have not been agreed to beforehand by SANQUIN will be submitted to SANQUIN by LEVPHARMA as soon as possible afterwards and will be subject to SANQUIN's agreement.

(b) SANQUIN shall deliver to LEVPHARMA copies of all relevant and material data, studies and other written materials in SANQUIN's possession, relating to the Product, or the Processing of the Product , including manufacturing information, clinical and pre-clinical studies, and any other information required by LEVPHARMA to make a Regulatory Filing.


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

(c) LEVPHARMA and SANQUIN shall share all the data resulting from the Clinical Study as well as any other data of which either party may come into possession related to the Product. The Parties agree to mutually consult with each other in the interpretation and reporting of such data. LEVPHARMA and SANQUIN shall have the right to use such data free of charge in reporting and up-dating files.

3.3 Post Registration. The Parties shall collaborate and cooperate in all regulatory matters. Specifically, all obligations and commitments as to sharing and delivery of data as under article 3.2 above shall continue to apply. However, LEVPHARMA shall be primarily responsible for all regulatory activities in a country in the Territory after Registration in such country has been obtained by LEVPHARMA, including but not limited to regulatory compliance, worldwide safety surveillance, adverse event reporting and all other necessary support services. LEVPHARMA shall be the party responsible to the Regulatory Authorities for ensuring compliance of the Product Specifications with all applicable Manufacturing Standards. However, SANQUIN shall be responsible for compliance of the manufacturing and Processing procedures according to the Specifications and Manufacturing Standards as defined by the Parties. Each Party will provide reasonable assistance to the other, at no charge, if necessary to respond to FDA or other regulatory audits, inspections, inquiries or requests concerning the Raw Materials or Product. LEVPHARMA shall refrain from making commitments in communications with Regulatory Authorities unless, where practicable, such commitments have been brought to the attention of SANQUIN in writing and discussed with SANQUIN beforehand. Any commitments made by LEVPHARMA which have not been agreed to beforehand by SANQUIN will be submitted to SANQUIN by LEVPHARMA as soon as possible afterwards and will be subject to SANQUIN's agreement as described in Article VI.

3.4 Ownership. LEVPHARMA shall be responsible for obtaining Registration approval for Product in the Territory and shall own the regulatory approvals in the Territory. SANQUIN agrees to comply with all commitments made in any Registration Application, having provided their input into and prior written review of such commitments, regarding SANQUIN's manufacturing responsibilities as described herein. SANQUIN shall be responsible for the maintenance of the Drug Master File covering the SANQUIN Facility.

3.5 Notices Regarding Product. SANQUIN and LEVPHARMA shall each give the other prompt notice of any information either of them receives regarding the safety of the Raw Materials or Product, including any confirmed or unconfirmed information on adverse, serious or unexpected events associated with the use of the Product. For serious or unexpected events, notice must be given by telephone within one
(1) business day after receipt of the information and followed by written notice not less than one (1) week thereafter. All responsibility, including responses due and cost for filing any reports with the FDA or other Regulatory Authorities concerning such reactions (including Drug Experience Reports) caused by the Product manufactured for LEVPHARMA shall be LEVPHARMA's. SANQUIN will provide timely assistance in responding to any complaints including reviews of Batch records and retained samples as well as testing of Product engendering a complaint if required, and LEVPHARMA will reimburse SANQUIN for reasonable expense incurred therewith. The costs of such testing shall be borne by LEVPHARMA; however, if it is determined that the Product complaint was directly or indirectly caused by SANQUIN's failure to Process the Product in accordance with the Specifications, or was caused by a manufacturing error or omission, SANQUIN shall reimburse LEVPHARMA for the actual and reasonable costs of such testing and shall defend, hold harmless and indemnify LEVPHARMA with respect to all Claims arising therefrom or relating thereto.


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

                       ARTICLE IV - MANUFACTURE AND SUPPLY

4.1 Supply of Product

(a) Supply for the Clinical Study. SANQUIN shall supply all Product necessary for the Clinical Study, but limited to the maximum aggregate amount of * units, supplies being divided in time as follows:. SANQUIN shall supply at least * units as soon as possible after SANQUIN is able to obtain an export license for the Product, but no later than July 1, 2005. SANQUIN shall also provide an additional amount of Product so that a total of * units are delivered to LEVPHARMA no later than July 1, 2005. SANQUIN shall provide an additional * Units to LEVPHARMA by December 31, 2005. Thereafter, the Parties shall agree to a timetable for the manufacture and delivery of the remaining * Units. SANQUIN shall provide the Product for the Clinical Study in a form and in packaging as required by LEVPHARMA necessary to complete the Clinical Study. Such packaging shall include all materials needed to infuse the Product or placebo. However, LEVPHARMA shall be responsible for identifying at least three different FDA-approved vendors, acceptable to SANQUIN, for such materials, i.e. suitable water for injection and all other accessories needed, and obtaining quotations from such which vendors to be submitted to SANQUIN for SANQUIN to negotiate and select an appropriate vendor at SANQUIN's cost. Such Product shall be supplied by SANQUIN in accordance with the Clinical Specifications and Manufacturing Standards as described in Section 4.1(e) below and in accordance with forecasts provided by LEVPHARMA after the Regulatory Filing has been filed with the FDA for said Clinical Study, which forecasts shall not exceed the delivery schedule outlined above. SANQUIN shall invoice LEVPHARMA for the Clinical Product according to the terms outlined in Section 5.2(a).

(b) Placebo for the Clinical Study. LEVPHARMA shall, in accordance with the needs pursuant to the protocol for the Clinical Study, obtain suitable placebo from a third party at LEVPHARMA's responsibility and cost. LEVPHARMA shall provide SANQUIN with such placebo free of charge and SANQUIN shall package the placebo in a way similar to the Product to be used in the Clinical Study, and shall deliver the labeled and packaged placebo according to LEVPHARMA's requirements.

(c) Commercial Supply. Commencing on the commercial launch of the Product and thereafter during the term of this Agreement, subject to the terms and conditions of this Section 4, SANQUIN shall supply LEVPHARMA with LEVPHARMA's requirements for Product for commercial use in each country pursuant to this Agreement where LEVPHARMA has Regulatory Approval. Said Product shall at all times be ordered and supplied according to the procedures outlined in sections
4.2 and 4.3


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

            (i) Minimum Annual Purchase.

            A) In the Calendar Year that LEVPHARMA receives Regulatory Approval in the US, LEVPHARMA shall purchase and SANQUIN shall supply a minimum of the Pro Rata share of * units based on the actual number of days from when the Registration Application is approved by the Regulatory Authorities in the United States until the end of the year in which the approval is received.

            B) Each Calendar Year thereafter, LEVPHARMA shall purchase and SANQUIN shall supply a minimum of * units of Product.

            C) Should LEVPHARMA require more than * Units per Calendar Year, SANQUIN shall supply such additional amounts. However, SANQUIN shall never be obliged to supply to LEVPHARMA more than * Units of Product per Calendar Year under the terms of this Agreement.

            D) The quantities mentioned under (B) and (C) above are applicable to the Territory as defined on the Effective Date of this Agreement. These quantities may be modified by mutual agreement of the Parties in the event that the Territory is extended according to Sections
            2.1 and/or 2.2(a).

            (ii) Scale Up

            SANQUIN agrees to perform an analysis of the feasibility of scaling up the production of the Product and provide the results of this analysis to LEVPHARMA no later than 10 months after the Clinical Study is initiated. The parties shall then make a mutual decision on whether or not to scale up the production of the Product (the "Scale Up"). In the event that a Scale Up is agreed to, the Parties shall negotiate in good faith to reach an agreement on the details of the Scale Up. However, the following timelines should be included in any such agreement:

                  o 12 months after the initial Clinical Study is initiated: final decision on Scale Up
                  o     20 months after the initial Clinical Study is initiated:
                        clinical trial material from Scale Up is validated
                  o     24 months after the initial Clinical Study is initiated:
                        clinical trial for Scale Up Product is initiated
                        (clinical trial #2)
                  o 36 months after the initial Clinical Study is initiated: commercial product from Scale Up is available

(d) Processing. SANQUIN, as the owner of the Technology and any improvements thereof, shall be responsible for Processing the Product, whether by itself or by third parties or subsidiaries, including, without limitation, CAF-DCF cvba-scrl in Brussels, Belgium according to the applicable Commercial Specifications and Manufacturing Standards as outlined in section 4.1(f) and according to any and all marketing authorization(s) or product approvals in the Territory. Said Processing shall include, without limitation, all Product labeling and other package inserts and materials required by the applicable Regulatory Authorities. SANQUIN shall ensure that all services, facilities and goods used in connection with such manufacture comply with the applicable cGMPs in effect. In the event that SANQUIN intends at any time to provide the Commercial Supply from a facility or manufacturing process that is different than that used to provide the Clinical Supply:


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

            i) SANQUIN shall obtain the consent of LEVPHARMA (which consent shall not be unreasonably withheld) prior to making any changes.

            ii) SANQUIN shall complete and bear all costs associated with implementing said changes and performing the studies necessary to meet any and all requirements from the Regulatory Authorities needed to approve such change, except that LEVPHARMA shall complete and bear the costs of any clinical trial necessary to implement said changes.

            iii) SANQUIN shall supply at their expense the Product required for any clinical trial necessary as a result of a change in either the facility or manufacturing process from that used to provide the Product for the Clinical Study. It is stipulated that LEVPHARMA shall bear the costs except for the supply of Product, for any clinical trial required as a consequence of the Scale Up as contemplated under 4.1(c).(ii) above or a change in the facility or manufacturing process as described under 4.1(d).

(e) Clinical Study Specifications and Manufacturing Standards. The Product for the Clinical Study shall be manufactured by SANQUIN according to the Clinical Specifications and Manufacturing Standards that are attached hereto as Exhibit 1 and any amendments thereto, (the Quality Agreement.) Said Clinical Specifications and Manufacturing Standards shall conform in all material respects to the current process used by SANQUIN to manufacture the Product.
In addition, Parties agree to the following:

            i) SANQUIN will use its reasonably best commercial efforts to obtain an export license prior to September 1, 2004. Should SANQUIN fail to obtain such a license by September 2004, SANQUIN shall not bear any liability to LEVPHARMA under the terms of this Agreement.

            ii) SANQUIN will not be required to fulfill its obligations to supply product until such a license is obtained.

            iii) Both parties will cooperate fully to obtain an export license as soon as possible.

            iv) In the event that SANQUIN fails to obtain such a license prior to September 1, 2005, Parties shall terminate this Agreement without any Party bearing any liability to the other party under the terms of this Agreement.


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

(f) Commercial Specifications and Manufacturing Standards. The Commercial Product shall be manufactured by SANQUIN at the same location and according to the same manufacturing process as that used to produce the Product for the Clinical Study unless otherwise agreed to by the Parties according to Section 4.1(d) above. LEVPHARMA and SANQUIN shall cooperate in good faith and shall, upon the written agreement of the Parties, up-date where necessary the Quality Agreement to reflect the Commercial Specifications and Manufacturing Standards for this Agreement. The Parties agree that the Commercial Specifications and Manufacturing Standards for this Agreement shall conform to any requirements from the FDA or any other Regulatory Authorities where the Product is either subject to Registration or under review for Registration and, to the extent practicable, to the specifications and standards applicable to SANQUIN's current manufacturing process for the Product. The Parties agree that the aggregate cost for upgrading the SANQUIN facilities and procedures specifically needed for the Manufacturing Standards shall not be more than * euros. This limitation shall only reflect any changes specifically requested by the FDA and does not include any changes made at the request of any other Regulatory Authority. In the event that the aggregate cost for this up-grade to FDA-compliance would exceed * euros, Parties shall either come to an agreement where LEVPHARMA bears the additional cost or Parties shall terminate the Agreement without any Party bearing any liability to the other Party under the terms of this Agreement.

4.2 Forecasts. Commencing 6 months prior to the anticipated commercial launch of the Product in any country where LEVPHARMA has the right to distribute the Product, LEVPHARMA shall provide SANQUIN with a non-binding, good faith rolling forecast of estimated quantities in international units (or any other measurement agreeable to both Parties) and anticipated delivery schedules for Product for the following 12-month period by calendar quarters. Such forecasts shall be revised and updated quarterly (the "Quarterly Forecast").

4.3 Orders for Product.

(a) Together with each forecast provided under Section 4.2, LEVPHARMA shall place its firm order on a quarterly basis with SANQUIN, setting forth units (or any other measurement agreeable to both Parties), delivery dates and shipping instructions with respect to each shipment of Product for delivery. LEVPHARMA's orders shall be made pursuant to Purchase Orders which are in a form mutually acceptable to LEVPHARMA and SANQUIN, to the extent that such form is not inconsistent with the terms of this Agreement.

(b) SANQUIN shall not be obligated to accept any order to the extent the quantity of Product ordered exceeds 125% of the average of the last Quarterly Forecast and the quantity contained in the actual Purchase Order for the Quarter immediately preceding the current Quarter. Not withstanding the foregoing limitations, SANQUIN shall use commercially reasonable efforts to fill such orders for such excess quantities from available supplies. SANQUIN shall use all commercially reasonable efforts to notify LEVPHARMA within ten days after receipt of an order of SANQUIN's ability to fill any amounts of such orders in excess of the quantities that SANQUIN is obligated to supply. LEVPHARMA shall notify SANQUIN as soon as possible of an increase in LEVPHARMA's requirements for Product materially in excess of the limits set forth herein. However, the quantity of Product delivered by SANQUIN to LEVPHARMA shall never be higher than the * quantity listed in Section 4.1(c)(i).

(c) In the event that LEVPHARMA submits any order for Product for less than the 75% of the average of the last two Quarterly Forecasts for that particular quarter, SANQUIN nevertheless shall have the right to supply and ship to LEVPHARMA (in accordance with the shipping instructions most recently supplied by LEVPHARMA) 75% of the average of the last two Quarterly Forecasts, and LEVPHARMA shall have the obligation to purchase and accept from SANQUIN, such minimum quantity of Product. LEVPHARMA shall notify SANQUIN as soon as possible of a decrease in LEVPHARMA's requirements for Product materially below the limits set forth herein. In the event of such a decrease, SANQUIN shall use all commercially reasonable efforts, but shall not be required, to reduce accordingly. However, the quantity of Product delivered by SANQUIN to LEVPHARMA shall never be lower than the * quantity listed in Section 4.1(c)(i).

4.4 Delivery. SANQUIN shall ship the Product "F.O.B., Amsterdam" and in accordance with LEVPHARMA's written instructions as detailed on the Purchase Order. For purposes of this Agreement, delivery of Product by SANQUIN to LEVPHARMA shall be deemed to have taken place upon delivery to the LEVPHARMA-designated destination identified in the Purchase Order.

4.5 Title. Title to all work in process to produce Product, and all completed Product, shall remain in SANQUIN until delivery of Product to LEVPHARMA as described in Section 4.4, thereafter title to Product shall transfer to LEVPHARMA.

4.6 Conformity; Specifications; Quality Control

(a) All quantities of Product supplied by SANQUIN pursuant to this Section 4 will comply in all material respects with the Specifications and Manufacturing Standards and shall adhere in all material respects to all applicable governmental laws and regulations relating to the manufacture, packaging, sale, storage, and shipment of each shipment of Product at the time it is shipped by SANQUIN hereunder.

(b) SANQUIN shall conduct, or cause to be conducted, quality control testing of Product prior to shipment, in accordance with the Specifications and applicable Manufacturing Standards as are in effect from time to time and such other quality control testing procedures adopted either by SANQUIN or LEVPHARMA from time to time (collectively, the "Testing Methods"). The Testing Methods shall include all FDA required release testing and SANQUIN shall undertake all such tests. SANQUIN shall retain records pertaining to such testing. Each shipment of Product hereunder shall be accompanied by a certified quality control protocol and certificate of analysis for each Batch of Product therein as well as such customs and other documentation as is necessary or appropriate.

4.7 Acceptance/Rejection. After receipt of a shipment of Product, including documentation as under 4.6 (b) above, LEVPHARMA shall have sixty (60) days to accept or reject the Product. Any such rejection should be based on a documented deviation from the Master Batch Record and shall be handled as hereafter set forth in Section 4.8.

4.8 Rejection Procedures.

(a) Should LEVPHARMA reject any Batch pursuant to Section 4.7, and SANQUIN agrees that such rejection was justified, SANQUIN shall promptly credit LEVPHARMA's account as the invoice with respect to the Batch so rejected will have been paid by that time by LEVPHARMA by virtue of article 5.3.

(b) Should LEVPHARMA reject any Batch pursuant to Section 4.7, and should SANQUIN, after good faith negotiation, fail to agree that such rejection was justified, the Parties shall each appoint an independent third party and these two independent third parties shall select a qualified third independent third party to test samples of such Batch and to review any pertinent Working Batch Record and other relevant information developed by both Parties relating thereto to ascertain the validity of the rejection. The findings of such third party shall be binding upon both Parties. If the Product is found to meet the Specifications in all material respects, LEVPHARMA shall pay the costs of such tests and shall be deemed to have accepted the Product. If the Product is found not to meet Specifications in any material respect, SANQUIN shall pay the costs of such tests and shall promptly credit LEVPHARMA's account.

(c) Upon SANQUIN's receipt of a claim that a shipment or Batch thereof of Product does not meet the Specifications and/or applicable Manufacturing Standards, SANQUIN shall use commercially reasonable efforts to replace such shipment or Batch thereof with an additional shipment of Product that does conform to such standards as soon as practicable.

4.9 Inventory Management. SANQUIN shall maintain an inventory of Product in accordance with SANQUIN's usual and customary inventory management practices that SANQUIN applies to its other therapeutic products, but sufficient to satisfy the requirements of Section 4.1 and 4.3(b) hereof.

4.10 Shortage of Supply.

(a) SANQUIN shall notify LEVPHARMA: (i) as promptly as possible, but in no event more than ten days after SANQUIN's receipt of a firm order from LEVPHARMA as provided in Section 4.3, or (ii) immediately upon becoming aware of SANQUIN's inability to supply the quantity of Product to LEVPHARMA that SANQUIN is required to supply hereunder, SANQUIN's inability to supply such quantities of Product. In such event, SANQUIN shall implement all commercially reasonable efforts to remedy such shortage.

(b) In the event of SANQUIN's inability to supply both LEVPHARMA's requirements of Product and SANQUIN's other requirements, including any third party requirements as of the date of this Agreement, for the Product due to force majeure or otherwise, SANQUIN shall allocate the Product that SANQUIN has in inventory and that SANQUIN is able to produce among the quantities of all such requirements, so that LEVPHARMA receives at least its proportionate share of such available supplies, as determined from purchase orders and where purchase orders are not in place, from the Quarterly Forecasts, for the Product.

4.11 Inability to Supply.

(a) An "Inability to Supply" shall mean with respect to the supply of Product for commercial sales, SANQUIN's failure for any reason other than force majeure reasons as defined in Article XXI, to supply LEVPHARMA with quantities of Product meeting the Specifications and Manufacturing Standards equal to at least 75% of the average of the last two Quarterly Forecasts for any particular quarter.

(b) LEVPHARMA and SANQUIN agree that an Inability to Supply by SANQUIN will result in damages to LEVPHARMA, and that the actual damage sustained by LEVPHARMA would be difficult to ascertain. The Parties agree that in the event of any such Inability to Supply, SANQUIN shall pay to LEVPHARMA an amount calculated according to the formula in section 4.11(g) as liquidated damages and not as a penalty.

(c) A "Short-Term Inability to Supply" is an Inability to Supply that is reasonably expected to continue for no more than a three-month period of time.

(d) A "Long-Term Inability to Supply" shall mean any Inability to Supply that is reasonably expected to exceed or actually exceeds a three-month period of time.

(e) In the event that LEVPHARMA believes that a Short-Term Inability to Supply exists, LEVPHARMA shall provide SANQUIN with written notice of such claim. SANQUIN shall either (i) agree with LEVPHARMA's claim and pay to LEVPHARMA the liquated damages as outlined in Section 4.11 (g)(i) hereto; or (ii) provide a written response to LEVPHARMA that outlines SANQUIN's intention to make up the shortage of supply in the next quarterly delivery. In the event that SANQUIN fails to actually make up the shortage of supply in the following quarter, LEVPHARMA shall have the right to collect the liquidated damages outlined in
Section 4.11 (g)(i) hereto.

(f) In the event that LEVPHARMA believes that a Long-Term Inability to Supply exists, LEVPHARMA shall provide SANQUIN with written notice of such claim and SANQUIN shall either (i) agree with LEVPHARMA's claim; or (ii) provide sufficient and credible evidence to LEVPHARMA that such claim is false. In the event that SANQUIN agrees with LEVPHARMA's claim, or is unable to provide such evidence to refute it, or more than six months of an Inability to Supply have passed, LEVPHARMA shall have the right to immediately terminate this Agreement as well as collect the liquidated damages outlined below.

(g) The liquidated damages shall be calculated according to the formulas listed below and payable to LEVPHARMA for each quarter where either a Short-Term or Long Term Inability to Supply exists.

            i) Short-Term Inability to Supply:

            SANQUIN shall pay to LEVPHARMA a sum equal to ((75% of the average volume (in Units) for the last two Quarterly Forecasts for that particular quarter) - (actual volume (in Units) actually supplied by SANQUIN for that particular quarter)) X ($*), except that no damages will be payable by SANQUIN to LEVPHARMA if the minimum amount (at least 75% of the average of the last two Quarterly Forecasts for the current quarter plus an amount equal to the shortage from the previous quarter) is provided by SANQUIN to LEVPHARMA in the current quarter.

            ii) Long-Term Inability to Supply:

                  A) For each quarter in which a Long-Term Inability to Supply exists, SANQUIN shall pay to LEVPHARMA a sum equal to the average of the last two quarterly liquidated damages payments, except that SANQUIN shall have the right to terminate the Agreement after a Long-Term Inability to Supply exists for a period of at least four (4) continuous quarters.

                  B) In the event that LEVPHARMA exercises its right to terminate the Agreement under Section 4.11(f), SANQUIN shall pay to LEVPHARMA a sum equal to 4 times the average of the last two quarterly liquidated damages payments.

            For any liquidated damages payments to be made by SANQUIN under this article 4.11, LEVPHARMA shall submit written evidence (e.g. copies of invoices received by LEVPHARMA for supply of product by third parties) to SANQUIN of the actual damages incurred as a result of the Inability to Supply. If the actual damages to LEVPHARMA are less than those calculated according to the formula listed above, then SANQUIN shall only be liable for the actual documented damages incurred by LEVPHARMA as evidenced by the written submission by LEVPHARMA.

                               ARTICLE V - PAYMENT

5.1 Purchase Price. The Purchase Price for Product supplied by SANQUIN to LEVPHARMA pursuant to this Agreement shall be euro */Unit plus an additional amount to cover SANQUIN's actual cost for insurance for any country where SANQUIN is supplying Product to LEVPHARMA under this Agreement that is not already covered under its current insurance policy. This Purchase Price of euro */Unit reflects an anticipated price to be paid by SANQUIN for the purchase of recovered plasma from USA collection centers of * euro per liter. Upon written proof by SANQUIN that it has paid a higher price for this recovered plasma from USA collection centers, the purchase price shall be enhanced. This enhancement of the Purchase Price per Unit shall be calculated according to the following formula: {(actual price paid by SANQUIN per liter of USA recovered plasma in euro - * euro) X (* euro)} + * euro. However, not withstanding the foregoing, the total Purchase Price (including all costs, but excluding amendments as under a) and/or b) below) shall under no circumstances exceed euro */Unit. Such Purchase Price shall be amended as follows:

a) yearly, starting January 1st 2005, with a percentage equal to the increase or decrease in the Dutch consumer price index.

b) as agreed to by both parties through good faith negotiations in the event of a significant change in Processing as a result of Product improvement or regulatory requirements.

5.2 Invoices.

a) Product supplied for the Clinical Study. SANQUIN shall invoice LEVPHARMA for the Purchase Price for all Product supplied for the Clinical Study according to the terms contained in Section 5.1. SANQUIN agrees to provide a loan to LEVPHARMA in the amount of the Purchase Price for each invoice for Product supplied for the Clinical Study, and LEVPHARMA agrees to provide a purchase money security interest to SANQUIN in the Product supplied for the Clinical Study for each shipment of such Product. Upon Regulatory Approval in the US, SANQUIN shall credit LEVPHARMA's account for the entire cost of the Clinical Product, and shall provide a release of any and all security interests granted by LEVPHARMA.

b) Commercial Product. SANQUIN shall invoice LEVPHARMA for the Purchase Price for all Commercial Product after each SANQUIN Approval Date. All invoices shall be due and payable within thirty (30) calendar days after receipt of the Product by LEVPHARMA. If LEVPHARMA disagrees for any reason with the amount of an invoice submitted by SANQUIN, LEVPHARMA shall notify SANQUIN in writing of such disagreement within thirty (30) calendar days of receipt of such invoice, and the Parties shall promptly attempt to resolve the difference. SANQUIN shall reference LEVPHARMA's Purchase Order on all invoices.


                        ARTICLE VI - TERMS AND CONDITIONS

6.1 Processing, Changes to Processing. SANQUIN shall perform services under this Agreement in compliance with current Good Manufacturing Practices, the SANQUIN standard operating procedures in effect as of the date of this Agreement, including any written revisions as may later be required by either party, and the Specifications and Manufacturing Standards as described in Sections 4.1(d) and (e). SANQUIN shall not implement any changes, material or otherwise, relating to the Product or its Process procedures without first obtaining the written approval of LEVPHARMA, which approval shall not be unreasonably withheld. A change is defined as any variation in the written procedures currently in place that (a) impacts the regulatory commitments for the Product,
(b) may require revalidation, (c) may affect the quality, purity, identity or strength of the Raw Materials or Product, or (d) would necessarily result in changing, altering or modifying the Specifications, Manufacturing Standards, Test Methods, sampling procedures, validation procedures or Master Batch Record relating to the Product.

6.2 Modifications to Specifications and Manufacturing Standards. LEVPHARMA will advise SANQUIN in writing of any proposed modifications to the Specifications and Manufacturing Standards. Upon written acceptance of said modifications, SANQUIN shall immediately implement the modified documents and procedures pertinent to the modified Specifications and Manufacturing Standards. Similarly, SANQUIN shall advise LEVPHARMA in writing of any proposed or required changes in procedures prior to their implementation.

6.3 Adherence to Specifications and Manufacturing Standards. SANQUIN warrants that each Product shall be Processed in accordance with the Specifications and Manufacturing Standards for such Product and shall be Processed in accordance with applicable regulations of the FDA and applicable Regulatory Authorities in the other countries in which such Product is approved for commercial sale and in accordance with the Drug Master File (DMF) pertaining to the SANQUIN facility. SANQUIN shall provide to LEVPHARMA such information as LEVPHARMA may require with respect to the facility and the Process in connection with LEVPHARMA or its licensees or distributors obtaining Regulatory Approval for commercial sale of the Product.

6.4 Inspection by LEVPHARMA. SANQUIN shall permit LEVPHARMA representatives to enter SANQUIN's facility upon reasonable notice and at reasonable intervals during regular business hours for the purpose of making quality control inspections of the facilities used in manufacturing, receiving, sampling, analyzing, storing, handling, packaging, and shipping of the Raw Materials and Product as LEVPHARMA may reasonably request. LEVPHARMA shall also have the right to have suitable representatives present in SANQUIN's plant to observe the Processing of the Product, storing, and shipping processes relevant to the Product.

                     ARTICLE VII - CONFIDENTIAL INFORMATION

7.1 Mutual Confidentiality. Except to the extent expressly authorized by this Agreement, during the term of this Agreement and for a period of five (5) years following the expiration or termination of this Agreement, neither Party shall:

            (a) Disclose, publish or make available any Proprietary Information disclosed to it by the other to any third party, including employees who do not need to know or have access to such Proprietary Information. Proprietary Information shall mean information which contains trade secrets or know-how or commercial or financial information which is privileged or confidential.

            (b) Sell, transfer or otherwise use or exploit any such Proprietary Information disclosed to it by the other Party.

            (c) Knowingly permit the sale, transfer, use or exploitation by a third party of any such Proprietary Information disclosed to it by the other Party which may have been disclosed to such third party, including employees who do not need to know or have access to such Proprietary Information.

Proprietary Information shall not be deemed to include information that:

            (i) is or becomes known publicly through no fault of the receiving party;

            (ii) is learned by the receiving party from a third party entitled to disclose it;

            (iii) is developed by the receiving party independent of the information obtained from the disclosing party as shown by the receiving party's written records;

            (iv) is already known to the receiving party before disclosure by the disclosing party, as shown by prior written records; or

            (v) is released with the prior written consent of the disclosing party.

7.2 Publicity. During the term of this Agreement, neither Party shall make any press release or other disclosure of the terms of this Agreement without the prior written consent of the other Party, except as required by a court of competent jurisdiction and pursuant to the disclosure requirements of Regulatory Authorities, including the Securities and Exchange Commission.

7.3 Disclosures. Notwithstanding the provisions of Section 7.1 hereof, SANQUIN and LEVPHARMA may, to the extent necessary, disclose and use Proprietary Information (a) for the purpose of securing institutional or government approval to clinically test or market any Product, (b) to the extent necessary or useful to commercialize any Product if such Proprietary Information is disclosed in a manner that preserves the confidentiality thereof upon terms reasonably equivalent to those set forth herein; provided, however, that in each such instance any such disclosure shall be made to persons which either have agreed to be bound by or are already subject to a duty of confidentiality, for the benefit of a party hereto, substantially the same as that set forth in Section
7.1 hereof, wherever reasonably possible.

                  ARTICLE VIII - WARRANTIES AND REPRESENTATIONS

8.1 Warranties and Representations of SANQUIN. SANQUIN represents and warrants to LEVPHARMA that:

            i) SANQUIN is a not-for-profit organization validly existing under the laws of the Netherlands and has all necessary power to enter into and perform its obligations under this Agreement;

            ii) The execution, delivery and performance of this Agreement by SANQUIN has been duly authorized and approved by all necessary action and the Agreement is binding upon and enforceable against SANQUIN in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws and general principles of equity;

            iii) all quantities of product delivered to LEVPHARMA shall be manufactured, tested, and released in compliance with cGMP and the Specification and Manufacturing Standards; and

            iv) any document provided to LEVPHARMA concerning the Product, the Master Batch Record or the Working Batch Record is to the knowledge of SANQUIN, accurate.

8.2 Warranties and Representations of LEVPHARMA. LEVPHARMA represents and warrants to SANQUIN that:

            i) LEVPHARMA is a corporation validly existing under the laws of the state of Delaware and has all necessary power to enter into and perform its obligations under this Agreement; and

            ii) the execution, delivery and performance of this Agreement by LEVPHARMA has been duly authorized and approved by all necessary corporate action and the Agreement is binding upon and enforceable against LEVPHARMA in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws and general principles of equity.

            iii) for the entire period the Product is in possession and under the responsibility of LEVPHARMA, i.e. as from the time the Product is shipped by SANQUIN "F.O.B., Amsterdam", until such time the Product has been successfully distributed, marketed, offered for sale, sold and/or imported by LEVPHARMA to a third party, user of the Product, LEVPHARMA shall comply with the mutually agreed upon HANDLING SPECIFICATIONS.

                    ARTICLE IX INDEMNIFICATION AND INSURANCE

9.1 Indemnification by LEVPHARMA. LEVPHARMA shall defend, indemnify and hold harmless SANQUIN, its officers, agents, employees and Affiliates from any loss, claim, action, damage, expense or liability (including defense costs and attorneys' fees) ("CLAIM") arising out of or related to the breach of any representation or warranty made by LEVPHARMA, except to the extent that the Claim is based on, arises out of, or is due to the failure of SANQUIN to Process the Product in accordance with the Specifications or the Manufacturing Standards, an error or omission in the Processing of the Product, the gross negligence or willful misconduct of, or breach of this Agreement by, SANQUIN or its officers, agents, employees or Affiliates. SANQUIN shall promptly notify LEVPHARMA of any such claim coming to its attention and will cooperate with LEVPHARMA in the defense of such claim. If any such claims or causes of action are made, SANQUIN shall be defended by counsel selected by LEVPHARMA, subject to SANQUIN's approval, which shall not be unreasonably withheld. SANQUIN reserves the right to be represented by its own counsel at its own expense.

9.2. Indemnification by SANQUIN. SANQUIN shall defend, indemnify and hold harmless LEVPHARMA, its officers, agents, employees and Affiliates from any Claim, arising out of or related to the breach of any representation or warranty made by SANQUIN herein, SANQUIN's negligence or misconduct, the failure to Process the Product in accordance with the Specifications and the Manufacturing Standards, infringement of any third party's intellectual property relating to the manufacturing, importing, use or sale of the Product, or an error or omission in the Processing of the Product, except to the extent that the Claim is based on, arises out of, or is due to the gross negligence or willful misconduct of, or breach of this Agreement by, LEVPHARMA or its officers, agents, employees or Affiliates. LEVPHARMA shall promptly notify SANQUIN of any such claim coming to its attention and will cooperate with SANQUIN in the defense of such claim. If any such claims or causes of action are made, LEVPHARMA shall be defended by counsel selected by SANQUIN, subject to LEVPHARMA's approval, which shall not be unreasonably withheld. LEVPHARMA reserves the right to be represented by its own counsel at its own expense.

9.3 Insurance. LEVPHARMA and SANQUIN each represent that they are sufficiently self-insured or insured against any liability arising under this Article IX. The Parties have agreed to include in the Product price the cost of liability insurance for SANQUIN's US obligations under this Agreement. SANQUIN shall obtain liability insurance, including coverage for indirect damages, as follows:

            Clinical Study Supply: a minimum of * EURO per occurrence, * EURO aggregate;

            Commercial Supply: a minimum of * EURO per occurrence, * EURO aggregate.

In the event that SANQUIN is unable, through the exercise of all commercially reasonable efforts as documented through SANQUIN's records, to obtain liability insurance for its US obligations under this Agreement under commercially reasonable terms, whereby it is to be understood that liability insurance will only be considered as having been obtained under commercially reasonable terms if the actual cost for said insurance under this Agreement will not exceed * EURO per year in total, SANQUIN shall initiate the following procedure:

            i) SANQUIN shall provide written notice to LEVPHARMA of its inability to obtain liability insurance for its US obligations under this Agreement under commercially reasonable terms;

            ii) SANQUIN shall cooperate with LEVPHARMA, at LEVPHARMA's request, in obtaining liability insurance for SANQUIN's US obligations under this Agreement under commercially reasonable terms.

            iii) In the event that SANQUIN remains unable to obtain liability insurance for its US obligations under this Agreement under commercially reasonable terms for a period longer than six (6) months from the date of its notification to LEVPHARMA under Section
            9.3 (i), SANQUIN shall have the right to terminate this Agreement.

            iv) In the event SANQUIN uses its right to terminate the Agreement, in execution of the provisions of Section 9.3 (iii), neither Party shall be liable to the other Party as a consequence of such termination.

9.4 Limitation.

(a) First Party Liability. LEVPHARMA and SANQUIN accept and agree that in the event one party is required to indemnify the other party for any liability arising under this Article IX, and in accordance with the provisions under this
Article IX, that this one party shall only be required to indemnify the other party for (i) direct damages, and (ii) damages linked and/or related directly to the recall and/or withdrawal of any Product, subject to the provisions of
Article X of this Agreement. LEVPHARMA and SANQUIN explicitly accept and agree that under no circumstance, within the scope of the present contractual relationship between both parties, shall one party be required to indemnify the other party for punitive damages, pain and suffering, and loss of compensation, arising out or related to the breach of any representation, warranty or other contractual obligation by one or the other party.

(b) Third Party Liability to Distributors. In the event a third party distributor (excluding a third party consumer) asserts a Claim against LEVPHARMA for: (i) damages caused by a defective Product (including damages caused by a hidden defect), or (ii) damages resulting from the negligence of SANQUIN, and except to the extent that such Claim is based on the failure of LEVPHARMA to comply with the Handling Specifications, SANQUIN will assume full and sole liability for all indirect damages, provided, however, that in no circumstance shall such liability exceed the policy limits for SANQUIN's insurance as stated in Section 9.3.

(c) Third Party Liability to Consumers of the Products. In the event a third party consumer asserts a Claim against LEVPHARMA for: (i) damages caused by a defective Product (including damages caused by a hidden defect), or (ii) damages resulting from the negligence of SANQUIN, and except to the extent that such Claim is based on the failure of LEVPHARMA to comply with the Handling Specifications, SANQUIN will assume full and sole liability for all direct and indirect damages resulting therefrom.

                       ARTICLE X - RECALLS AND WITHDRAWALS

10.1 Implementation. If any Product must be recalled or withdrawn by reason of failure to meet any applicable Specifications, Manufacturing Standards, requirements of the FDA or any other applicable Regulatory Authority or any other requirements of law, LEVPHARMA shall have the sole responsibility to effect the recall or withdrawal of the Product. SANQUIN shall cooperate as reasonably required in LEVPHARMA's efforts, and shall notify LEVPHARMA if it is determined by SANQUIN that such a recall or withdrawal is warranted based on SANQUIN's quality control findings.

10.2 Costs. LEVPHARMA shall reimburse SANQUIN for any costs reasonably expended by SANQUIN to effect the recall or withdrawal, unless the reason for the recall or withdrawal is due to SANQUIN's failure to Process the Product in accordance with the Specifications and the Manufacturing Standards, a manufacturing error or omission, or the negligence of SANQUIN. In such case, SANQUIN shall reimburse LEVPHARMA for any costs reasonably expended to effect the recall or withdrawal.

                         ARTICLE XI - RECORDS AND AUDITS

11.1 Maintenance of Records. During the term of this Agreement and for ten (10) years or such other period required by the Regulatory Authorities after the expiration date of any particular Batch of Product manufactured by SANQUIN for LEVPHARMA, SANQUIN shall maintain records and samples relating to such Batch(es) sufficient to substantiate and verify its duties and obligations hereunder, including but not limited to records of orders received, Raw Materials provided including the source and donor information of the human plasma, Product manufactured, work in progress, validation reports, Processing analyses and quality control tests, and the like.

11.2 Audits. LEVPHARMA shall be responsible for all obligations under the regulations of all applicable Regulatory Authorities, except for routine stability testing and sample retention. Stability testing shall be included in the Cost of Manufacturing. LEVPHARMA shall immediately inform SANQUIN of all FDA or other regulatory audits pertinent to LEVPHARMA's Raw Materials, Product or Specifications. LEVPHARMA shall inform SANQUIN in advance of planned FDA or other regulatory audits as soon as the schedule therefor is known. LEVPHARMA shall provide SANQUIN with copies of any regulatory letters or other documents issued by the FDA or other Regulatory Authorities in connection with the audit or inspection within five (5) days of LEVPHARMA's receipt of such a document.

11.3 Review of Records. SANQUIN shall allow LEVPHARMA representatives, upon reasonable notice and at reasonable intervals during normal business hours, to enter SANQUIN's plant for the purpose of taking inventories. SANQUIN shall further allow LEVPHARMA representatives, upon reasonable notice and at such intervals as may be reasonably necessary, to examine and copy the records referenced in Section 11.1 and test the samples according to the procedures outlined in the Quality Agreement as referenced in Section 4.1(f) during normal business hours for product liability, regulatory and quality control purposes.

                       ARTICLE XII - TERM AND TERMINATION

12.1 Term. Subject to the termination provisions of Sections 4.11, 9.3 and 12.2, the initial term of this Agreement shall commence as of the Effective Date and end on December 31, 2007. The parties hereby agree to the following:

a) LEVPHARMA shall have the absolute right to extend the term of this Agreement for up to six (6) years in two (2) 3 -year periods upon the written notification by LEVPHARMA to SANQUIN of its intention to do so no later than 6 months before the Agreement or an extension of the Agreement terminates.

b) This Agreement may be extended by the mutual written agreement of the parties at any time prior to its expiration .

12.2 Termination.

Either Party shall have the right to terminate this Agreement in case LEVPHARMA does not obtain FDA approval for the Clinical Development Plan or secures the support of a Clinical Research Organization to conduct the Clinical Study as defined in the Clinical Development Plan before December 31, 2004. LEVPHARMA shall use its best efforts in order to endeavor to obtain FDA approval for the Clinical Development Plan before December 31, 2004. SANQUIN shall assist and cooperate fully with LEVPHARMA in LEVPHARMA's efforts to obtain approval before December 31, 2004 .

In addition, each Party shall have the right to terminate this Agreement by giving the other Party written notice if:

            (a) the other Party fails to perform or violates any material provision of this Agreement in any material respect, and such failure continues unremedied for a period of thirty (30) days after the date the notifying Party gives written notice to the defaulting Party with respect thereto;

            Parties unconditionally agree that the following events are certainly to be considered and understood as a failure to perform with or a violation of a material provision of this Agreement in any material respect, which, in case such failure continues unremedied for a period of ninety (90) days after the date the notifying Party gives written notice to the defaulting Party with respect thereto, gives the notifying Party the right to terminate this Agreement under the provisions of this article 12.2 (a).

            (i) LEVPHARMA after receiving complete and timely support and cooperation from SANQUIN fails to complete the enrollment (to be interpreted here as "last patient out") of the Clinical Study within 18 months of its initiation, or

            (ii) LEVPHARMA after receiving complete and timely support and cooperation from SANQUIN fails to submit the BLA in the USA within 12 months of completion of the Clinical Study; or

            (iii) LEVPHARMA fails to obtain marketing approval in the USA within 18 months of submitting the BLA; or

            (iv) LEVPHARMA fails within a period of 12 consecutive months, for whatever reason, to settle and pay three (3) invoices for Commercial Product issued by SANQUIN, within the contractual due date set out in Section 5.2 b) of this Agreement; or

            (v) LEVPHARMA fails to make payments pursuant to the licensing agreement which may be entered into between LEVPHARMA and the Sanquin Blood Foundation as contemplated by the Option Agreement between LEVPHARMA and the Sanquin Blood Foundation dated as of 9/23, 2003. In the event that LEVPHARMA is in payment default of this license agreement, SANQUIN shall notify LEVPHARMA of such payment default by written notice and LEVPHARMA shall have a period of thirty (30) days after the date of notice to remedy the payment default; or

            (vi) LEVPHARMA fails to comply with the provisions of Section 4.1
            (c) of this Agreement, which sets out the minimum annual purchase of units of Commercial Product by LEVPHARMA from SANQUIN; or

            (vii) SANQUIN fails to cooperate with LEVPHARMA or any Regulatory Authority or supply material to LEVPHARMA, the consequences of which are that LEVPHARMA fails to meet any of the milestones enumerated in section 12.2 (a) (i) or (ii).

            or

            (b) the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other Party, or the other Party makes or executes any assignment for the benefit of creditors, or a receiver is appointed to control the business of the other Party; or

            (c) the FDA orders that SANQUIN cease Processing Product for the US market.

This Agreement shall terminate immediately upon the giving of notice of termination pursuant to this Section 12.2. Neither Party shall be liable to the other Party as a consequence of termination pursuant to this Section 12.2.

                     ARTICLE XIII - TRADEMARKS AND LABELING

13.1. Prohibitions. SANQUIN shall not affix to the Product, or any packaging thereof, any label, stamp or other mark identifying SANQUIN as the source of the Product except as may be required by applicable laws or regulations.

13.2 Use by SANQUIN. Nothing contained herein shall give SANQUIN any right to use any LEVPHARMA copyright or trademark, and SANQUIN shall not obtain any right, title, or interest in any LEVPHARMA trademark by virtue of this Agreement or its performance of services hereunder.

                      ARTICLE XIV - RELATIONSHIP OF PARTIES

It is not the intent of the Parties hereto to form any partnership or joint venture. Each Party shall, in relation to its obligations hereunder, act as an independent contractor, and nothing in this Agreement shall be construed to give such party the power or authority to act for, bind or commit the other Party in any way whatsoever.

                             ARTICLE XV - WARRANTIES

Other than as expressly set forth elsewhere in this Agreement, neither LEVPHARMA nor SANQUIN shall be liable for direct, indirect, special, incidental or consequential damages (including loss of profits) whether based on contract, tort or any other legal theory.

                     ARTICLE XVI - ASSIGNMENT AND DELEGATION

This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns. Neither Party may assign this Agreement without the prior written consent of the non-assigning Party, which shall not be unreasonably withheld.

In addition, Parties agree to the following:

            i) Prior to LEVPHARMA entering into any agreement to merge, be acquired or sell substantially all of its assets to another company, SANQUIN shall have the right to conduct due diligence to establish that said company is not to be considered as a Competitor.

            ii) LEVPHARMA shall not enter into any agreement to merge, be acquired or sell substantially all of its assets with a Competitor of SANQUIN without the prior written consent of SANQUIN, which shall not be unreasonably withheld.

            ii) LEVPHARMA agrees that any transferee or assignee of this Agreement from LEVPHARMA shall be bound by and subject to all of the terms and conditions of this Agreement.

                          ARTICLE XVII - GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the UN Convention on contracts for the international sale of goods (Vienna, 1980), to the extent that the provisions of said Convention are consistent with the provisions of the Agreement. Issues not covered by said Convention will be governed by and interpreted in accordance with the laws of the Netherlands.

                    ARTICLE XVIII - MEDIATION AND ARBITRATION

Both Parties agree that they shall attempt to resolve any dispute arising from this Agreement through mediation. Both Parties agree that at least one LEVPHARMA representative, capable of negotiating an agreement on behalf of LEVPHARMA, shall, within three weeks of receipt of written notification of a dispute, meet with at least one representative of SANQUIN who is capable of negotiating an agreement on behalf of SANQUIN. If no agreement can be reached, both Parties agree to meet again within a four week period after the initial meeting to negotiate in good faith to resolve the dispute. Such meetings may take place at the principle offices of either Party, or at a location mutually agreeable to both Parties. The Parties agree to alternate such meeting places and times between the US and Europe. If no agreement can be reached after this second meeting, both Parties agree to submit the dispute to binding arbitration under the Rules of the American Arbitration Association before a three-arbitrator panel.

                              ARTICLE XIX - WAIVER

A failure by one of the Parties to this Agreement to assert its rights for or upon any breach or default of this Agreement shall not be deemed a waiver of such rights nor shall any such waiver be implied from acceptance of any payment. No such failure or waiver in writing by any one of the Parties hereto with respect to any rights shall extend to or affect any subsequent breach or impair any right consequent thereon.

                            ARTICLE XX - SEVERABILITY

The Parties agree that it is the intention of neither Party to violate any public policy, statutory or common laws, and governmental or supranational regulations; that if any sentence, paragraph, clause or combination of the same is in violation of any applicable law or regulation, or is unenforceable or void for any reason whatsoever, such sentence, paragraph, clause or combinations of the same shall be inoperative and the remainder of the Agreement shall remain binding upon the Parties.

                           ARTICLE XXI - FORCE MAJEURE

Neither Party hereto shall be liable to the other in damages for, nor shall this Agreement be terminable by reason of, any delay or default in such Party's performance hereunder, if such delay or default is caused by conditions beyond such Party's control including, but not limited to, acts of God, war, insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances including strikes or lockouts, epidemic or failure of suppliers, public utilities or common carriers. Each Party hereto agrees to promptly notify the other Party of any event of force majeure under this Article and to employ all reasonable efforts toward prompt resumption of its performance hereunder when possible if such performance is delayed or interrupted by reason of such event.

                             ARTICLE XXI I- NOTICES

All notices and other communications required or desired to be given or sent by one Party to the other Party shall be in writing, in the English language, and shall be deemed to have been given

            (a) on the date of delivery, if delivered to the persons identified below,

            (b) five calendar days after mailing if mailed, with proper postage, by certified or registered airmail, postage prepaid, return receipt requested, addressed as set forth below,

            (c) on the date of receipt if sent by telex or telecopy, and confirmed in writing in the manner set forth in (b)on or before the next day after the sending of the telex or telecopy, or


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

            (d) two business days after delivered to an internationally recognized overnight courier service marked for overnight delivery, as follows:

To LEVPHARMA:            236 Old Lancaster Road
                         Merion Station, PA 19066
                         Attn: Yanina Wachtfogel
                         Telephone: 1 (610) 664-9438


To SANQUIN               Plesmanlaan 125
                         NL 1066 CX
                         Amsterdam
                         The Netherlands

                         Attn: managing director of the Plasma Products Division
                         Telephone: + 31 20 512 3744

Any Party may change such Party's address for notices by notice duly given pursuant to this Article XXII.

                        ARTICLE XXIII - ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes and replaces all prior agreements, understandings, writings and discussions between the Parties.

                             ARTICLE XXIV - CAPTIONS

The captions in this Agreement are solely for convenience of reference and shall not be used for purposes of interpreting or construing the provisions hereof.

                           ARTICLE XXV - COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, effective on this date first set forth above.

                                            LEVPHARMA


                                            By:  Y. T. Wachtfogel
                                                 ------------------------------
                                            Its: president and COO
                                                 ------------------------------


                                            SANQUIN


                                            By:  Dr T.J.F. Buunen
                                                 ------------------------------
                                            Its: chairman of the executive board
                                                 -------------------------------


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